EX-99.23.p

CODE OF ETHICS

The nature of our business places all directors, officers, and employees (collectively called “employees”) of Upright Financial Corp. (the “Adviser”) and Upright Investment Trust (the “Trust”) in a fiduciary position. We must accept certain limitations as to our freedom of action with regard to personal financial matters. Our financial interest must at all times be subordinated to those of the firm’s clients.

It is impossible to anticipate every circumstance which could, in fact or in theory, cause a conflict of interest between employees of the Adviser and the clients of the firm (including, but not limited to, the Upright Financial Corp.).  Many of these are covered in this Code of Ethics.  If there is any doubt in an employee’s mind as to whether or not a possible conflict of interest is involved, he or she should consult Mr. David Y. S. Chiueh (otherwise known as the “Portfolio Manager” or “President”)

In addition, the use of inside information to trade in securities or to benefit in any way is strictly forbidden.  Section VIII highlights our policy on insider trading and the procedures in place to prevent it.

Employees are reminded that compliance with the letter and intent of this Code of Ethics is essential to their employment by the firm.

I.

Definitions.   As used in this Code of Ethics, the following terms shall have the following meanings:

(a) “Client Accounts” shall mean any securities account or polio in which an employee has any direct or indirect influence or control for his or her own benefit or for the benefit of his or her spouse or others, as well as any account of the employee’s spouse, minor children or other relatives residing with the employee whether or not the employee has any influence or control over such account.

(b)  “Security” shall be any security other than securities issued by the United States Government, banker’s acceptances, and commercial paper.

(c)  “Transaction” shall be any purchase, sale or any type of acquisition or disposition of securities.

(d)  “Restricted List” shall be a list of securities that are under active consideration by the Adviser or have been purchased for our clients, i.e. the “blueprint portfolio.”  A copy of the “blueprint portfolio” is available for employee review and is updated monthly.

(e)  “A security being considered for purchase or sale” shall mean when a recommendation to purchase or sell a security has been made and communicated; and with respect to the person making the recommendation, when such person seriously considers making such a recommendation or with respect to other employees, when they have knowledge that a security is under serious consideration.

II.

Restrictions on Trading.  Employees are encouraged to choose investments in keeping with a long-term investment horizon in their personal accounts.  The Adviser or the Trust does not wish to have employees distracted by trading activities and believes that such activities invariably would detract from an employee’s value to their firms and clients.

Similarly, employees are encouraged to manage their personal investments in such a manner that the performance of one particular investment does not distract the employee from his or her work.

(a)

Prior to making any purchase or sale in employee personal accounts, or any other account where an employee or officer of the Adviser or Trust has or acquires direct or indirect control and has a beneficial interest; the employees of the Advisor or Trust shall:

(i)  Verify that there are no outstanding orders for the relevant stocks and have the Portfolio Manager of the Adviser initial a designated form and;

(ii)  Verify with the Portfolio Manager of the Adviser that the stock is not under consideration as a purchase or a sale candidate and have the Portfolio Manager of the Adviser initial the form with the date.

(iii)  Notification of approval or denial to trade may be given verbally; however, it must be confirmed in writing within 24 hours of the verbal notification.

(iv)  The form attached as “Exhibit B”, Securities Transaction Approval Form, is to be filed with the Portfolio Manager of the Adviser.

(v)  All orders should be placed as day or market orders.  If the order is not completed in a day, the above procedure must be repeated before the order can be reentered.

These restrictions will help insure that (a) our clients have first access to our investment ideas, (b) the security in question is not under active consideration, and (c) a buy or sell program is not underway.

(b) Personal accounts shall not purchase new issues of shall not purchase new issues of equity securities until at least five (5) business days after the initial public offering at the then prevailing market price.

(c) Employees shall immediately report to the Portfolio Manager of the Adviser, (a) any existing financial interest in any brokerage firm or related organization, and (b) any employment or family members by any brokerage firm or related persons.

(d) If an employee recommends that the firm purchase a security of the same class held by a personal account, the employee must disclose at the time of the initial recommendation that the personal account owns such security.

(e)  No orders of any kind may be placed using the Adviser’s trading facilities other than for client accounts under management.

III.

Restriction on Acceptance of Gifts, Etc.  No employee shall accept any gift of material value, or any entertainment exceeding what is customary, from any client of the Adviser, Trust, or from the client’s estate or any broker/dealer, bank, corporation, or supplier of goods or services to the firm or client accounts.  Any employee who receives an offer of either a gift or bequest of material value from any of the foregoing sources shall promptly report it to the President of the Advisor or to the President of the Trust.

IV.

Restrictions on Serving as Fiduciary.  Employees shall not accept appointments as trustee, executor, administrator, guardian, conservator, investment adviser, partner, director, or other fiduciary without prior approval of the President. Appointment as a fiduciary for a relative is exempt from this requirement, although such appointment should be promptly reported.

I.

Prohibition on Other Conflicts of Interest.  No employee shall engage in any transaction whether or not whether or not specified in this Code in which he or she has a financial interest adverse to the firm or client accounts, or which has the appearance of creating a conflict of interest with the firm or client accounts or the gaining of a financial benefit to the employee or a personal account by virtue of his or her relationship with the firm.

VI.

Monthly Reporting of Securities Transactions.  Each employee shall submit to the Portfolio Manager no later than fifteen (15) days after the end of the month, all personal security transactions for the month. The monthly statement from the securities firm, shall be used for this purpose.  However, for other transactions which have not been disclosed in the monthly statement for that month, the form attached as “Exhibit A”, Personal Securities Transaction Record shall be used for this purpose. This form has to fill out the security transactions which have not been disclosed and submitted to the Portfolio Manager no later than ten (10) days after the end of the month. All transactions will be reviewed by the Portfolio Manager. A gift of a security to a charitable organization or to an individual that is outside the definition of a personal account is considered a sale and should be reported. Accounts managed by the Adviser are exempt from this requirement.

VII.

Disclaimer of Beneficial Ownership.  An employee may include in any report required under Section VI, a disclaimer as to beneficial ownership in any securities covered by the report.  To have “beneficial ownership” , a person must have a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities.

VIII.

Restriction on Use of Inside Information.  Both the Adviser and the Trust strictly forbids any of its employees from trading on or relaying inside information for personal benefit or on behalf of others.  This policy applies to every member of each firm and applies to activities both within and outside of the Adviser and the Trust.

Insider trading is a breach of Federal Securities law and is subject to both civil and criminal penalties.  In addition, the Insider Trading and Securities Fraud Enforcement Act of 1988 (ITSFEA), subsequently increases the civil and criminal p criminal penalties for trading on material, non-public information and broadens the scope of responsibility for preventing insider trading.  The ITSFEA requires the Adviser and the Trust to establish and enforce a written policy on insider trading.  The law also create the concept of a “controlling person” which means that unless the Adviser or Trust establishes and enforces a policy to prohibit insider trading, the Adviser, Trust, and its controlling persons may be held responsible and liable for any insider trading violations of its employees.

(a) Insider Trading.  Federal Securities laws do not define the concept of an insider or insider trading; the burden of proof is upon the individual and the firm to show that it did not break Federal Securities laws.  Any dispute will be judged in court looking back with perfect hindsight.  Insider trading is generally defined as the use of inside information to trade in securities or the communication of this information to others.  The law prohibits:

(i) Any trading by an insider in possession of material, non-public information;

(ii) Any trading by a non-insider having inside information either disclosed by an insider in violation of his or her fiduciary duty to keep it confidential or misappropriated;

(iii) The communicating of material, non-public information to others, also known as “tipping.”

(b)  The Concept of the Insider.  The concept of the insider is very broad.  An insider includes employees, officers and directors of a company.  Also included are persons associated with the company through a special, confidential relationship in the conducting of the company’s affairs and who receive information solely for the company’s purposes.  These “insiders” can include but are not limited to, attorneys, consultants, accountants and financial printers.

(c)  What is Inside Information?  Inside information is broadly defined to include two concepts: materiality and non-public.  Material information is information which a reasonable investor would consider important in making an investment decision or is reasonably certain to have a substantial impact on the price of a company’s securities. Such information is considered to be non-public until it has been disseminated to investors generally.  The stock exchanges require that companies disclose information to the national news and business newswire services (i.e., Dow Jones Service and Reuters), the national services (i.e., Associated Press), and the The New York Times and The Wall Street Journal.  In addition, information appearing in local newspapers, brokerage reports, and SEC documents are generally considered to be public.

(d) Procedure Upon Receipt of Inside Information.  Both the Adviser and the Trust require employees to report any information which he or she believes to be insider information to the Chief Executive Officer or the Chairman of the Board of Trustees of the Trust respectively.  The information should be reported even if the employee is unsure as to whether or not it represents inside information.

Whenever an employee receives material, non-public information, he or she shall not:

(i) Trade in the securities to which the information relates;

(ii) Tip the information to others;

(iii) Recommend purchases or sales on the basis of that information;

(iv) Disclose the information to anyone other than the Adviser’s Chief Executive Officer or the Trust’s Chairman respectively;

The decision for the appropriate course of action will be made by the President with respect to the Advisor.

IX.

Sanctions.  If any employee violates any provisions set forth in this Code, the President of the Advisor shall impose such sanctions as he deems appropriate; including, but not limited to, a letter of censure or termination of employment, censure fines, freezing of one’s personal account or securities in that account for a specified time frame.

X.

Compliance Education Program.  As part of the Adviser and the Trust’s ongoing compliance education program, we have implemented the following procedures:

(i) Review for New Employees.  New employees will be given a copy of the Code of Ethics and will be required to read and sign it.  The Chief Executive Officer of the Adviser or the Chairman of the Board of Trustees of the Trust will be available to review the statement with the employee.

(ii) Revisions. Any revisions of this statement will be distributed to all employees.

(iii)  Annual Review.  Once a year, the President of the Advisor will review this policy statement with all its employees.

I acknowledge that I have read, and fully understand the joint Code of Ethics of Upright Financial Corp.

Date:

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Signature:

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Title:

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